AMENDMENT TO CUSTODIAN CONTRACT

This Amendment to Custodian Contract (the “Amendment”) is made as of December 13, 2016, by and between Royce Value Trust, Inc. (“Fund”) and State Street Bank and Trust Company, a Massachusetts trust company (“Custodian”).

WHEREAS, Fund and Custodian entered into a Custodian Contract dated as of October 20, 1986 (as amended, supplemented, restated or otherwise modified, the “Agreement”); and

WHEREAS, Fund and Custodian desire to amend a provision of the Agreement, as more particularly set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

1.         Amendment to Agreement.

Section 14(a) of the Agreement (Effective Period, Termination and Amendment) is hereby deleted in its entirety and replaced with the following:

(a)         Term. This Agreement shall be effective on the date first written above and shall continue in full force and effect through and including December 31, 2017 (the “Term”).

2.         Miscellaneous.

(a)       Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

(b)       This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized representative(s) as of the date first written above.

ROYCE VALUE TRUST, INC.

By:	/s/ Christopher D. Clark
Name:	Christopher D. Clark
Title:	President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President

State Street: Limited Access

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